Exhibit 99.1

For immediate release	August 14, 2019

Crown Crafts Reports Fiscal 2020 First Quarter Results

●	Sales up 3.1% for the quarter
●	Gross margin and net income increased for the quarter
●	Cash balance of $3.5 million at the end of the quarter
●	Board declares quarterly dividend

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the first quarter of fiscal year 2020, which ended June 30, 2019.

“We are very encouraged by our strong start to the new fiscal year, and proud of the results we achieved in what historically has been our weakest quarter of the year. We are very pleased to report increases in sales, gross margin, earnings per share and cash on the balance sheet,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “In light of the previous years’ challenges, this quarter’s results indicate continued progress on our growth initiatives as well as our enduring operational strength and discipline,” Chestnut continued.

Financial Results

Net income for the first quarter of fiscal 2020 was $1.1 million, or $0.11 per diluted share, on net sales of $15.9 million, compared with net income of $264,000, or $0.03 per diluted share, on net sales of $15.5 million for the first quarter of fiscal 2019. Current year net income was impacted favorably by $292,000, or $0.03 per diluted share, due to a reversal of a portion of reserves for unrecognized tax benefits and the related interest and penalties that had been previously accrued. Gross profit for the current year quarter increased to 28.5% of net sales from 26.7% of net sales in the prior year quarter.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 4, 2019 to stockholders of record at the close of business on September 13, 2019. “We are very pleased to once again reward our stockholders with a quarterly dividend payment. This payment reflects the Company’s financial health and our positive outlook for the future,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on August 21, 2019. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10133064.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer or	Halliburton Investor Relations
(225) 647-9124	(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Three-Month Periods Ended
	June 30, 2019	July 1, 2018
	(Unaudited)
Net sales	$15,942	$15,460
Gross profit	4,551	4,128
Gross profit percentage	28.5%	26.7%
Income from operations	1,099	443
Income before income tax expense	1,136	344
Income tax expense	57	80
Net income	1,079	264
Basic earnings per share	$0.11	$0.03
Diluted earnings per share	$0.11	$0.03

Weighted Average Shares Outstanding:
Basic	10,119	10,070
Diluted	10,119	10,072

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	June 30, 2019
	(Unaudited)	March 31, 2019
Cash and cash equivalents	$3,467	$143
Accounts receivable, net of allowances	12,471	17,772
Inventories	20,449	19,534
Total current assets	37,523	38,679
Operating lease right of use assets	1,600	-
Finite-lived intangible assets - net	6,218	6,432
Goodwill	7,125	7,125
Total assets	$54,995	$54,779

Operating lease liabilities, current	933	-
Total current liabilities	11,622	7,711
Long-term debt	-	4,486
Operating lease liabilities, noncurrent	747	-

Shareholders’ equity	41,705	41,388
Total liabilities and shareholders’ equity	$54,995	$54,779